As filed with the Securities and Exchange Commission on January 13, 2005

Registration No. 333–_________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM S–8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________________________

NOVELIS INC.

(Exact Name of Registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation or organization)	NOT-APPLICABLE (I.R.S. Employer Identification No.)

3399 Peachtree Road NE, Suite 1500
Atlanta, Georgia 30326
(404) 814-4200
(Address of principal executive offices, including zip code)
______________________________

Alcancorp Hourly Employees’ Savings Plan (“HESP”)
Alcancorp Employees’ Savings Plan (“AESP”)
Thrift and Deferred Compensation Plan For Employees of Alcan Packaging Puerto Rico, Inc. (“PRSP”)

David Kennedy, Secretary
Novelis Inc.
3399 Peachtree Road NE, Suite 1500
Atlanta, Georgia 30326
(404) 814-4200

(Name, address and telephone number, including area code, of agent for service)
______________________________
Copies to:

_________________
Robert A. Miller, Esq.
Calfee, Halter & Griswold LLP
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, Ohio 44114-2688
______________________________
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
	To Be	Offering	Aggregate Offering	Registration
Title of Securities to be registered (1)	Registered	price per share (2)	Price (2)	Fee
Common Shares(4)	525,000	$22.83	$11,985,750	$1,410.73	(2)

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement is also deemed to register an indeterminate amount of plan interests.

(2)	The shares are issuable pursuant to the respective plans as follows: the HESP — 15,000 Shares, the AESP — 500,000 Shares and the PRSP — 10,000 Shares.

(3)	Estimated in accordance with Rule 457(h) (1) under the Securities Act of 1933, as amended, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices of the Common Share reported on the Toronto Stock Exchange on January 12, 2005.

(4)	One common share purchase right (a “Right”) will also be issued with respect to each Common Share. The terms of the Rights are described in the Shareholder Rights Agreement, filed as Exhibit 4.1 to Novelis Inc.'s registration statement on the Form 10 dated January 4, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

     The document(s) containing the information specified in Item 1 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this registration statement.

Item 2. Registrant Information and Employee Plan Annual Information

     The document(s) containing the information specified in Item 2 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

     The following documents of Novelis Inc. (the “Company”), previously filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

1.	The Company’s registration statement on Form 10, dated January 4, 2005 (the “Form 10”), including the information statement filed as Exhibit 99.1 thereto,

2.	The Company’s Current Report on Form 8-K, filed January 7, 2005 (the “Form 8-K”).

other than the portions of such documents, which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) or the Securities Exchange Act of 1934 after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents other that the portions of such documents, which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     The Canada Business Corporations Act (the “Act”), the governing act to which the Company is subject, provides that,

     (1) a corporation may indemnify a Director or Officer of the Corporation, a former Director or Officer of the Corporation or another individual who acts or acted at the Corporation’s request as a Director or Officer or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

     (2) a corporation may advance moneys to a Director, Officer or other individual for the costs, charges and expenses of a proceeding referred to paragraph (1). However, the individual shall repay the moneys if he or she does not fulfill the conditions of paragraph (3).

     (3) a corporation may not indemnify an individual under paragraph (1) , unless the individual

(a)	acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

     (4) A Corporation may with the approval of a court indemnify a person referred to in paragraph (1), or advance moneys under paragraph (2), in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Corporation or other entity as described in paragraph (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfils the conditions set out in paragraph (3).

     (5) Despite paragraph (1), an individual referred to in paragraph (I) is entitled to indemnity from the Corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Corporation or other entity as described in paragraph (1), if the individual seeking indemnity:

(a)	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)	fulfils the conditions set out in paragraph (3).

     The Directors’ Standing Resolution pertaining to indemnification of Directors and Officers of the Corporation represents, in general terms, the extent to which Directors and Officers may be indemnified by the Company under the Act. This resolution provides as follows:

     “17. (1) INDEMNITY — Subject to the limitations contained in the governing Act but without limit to the right of the Corporation to indemnify as provided for in the Act, the Corporation shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Corporation’s request as a Director or

Officer of a body corporate of which the Corporation is or was a Shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or at the Corporation’s request on behalf of any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or other proceeding to which he is made a party by reason of being or having been a Director or Officer of the Corporation or such body corporate or by reason of having undertaken such liability.

     (2) ADVANCE OF COSTS - The Corporation shall advance moneys to a Director, Officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

     (3) LIMITATION - The Corporation may not indemnify an individual under subsection (1) unless the individual

     (a) acted honestly and in good faith with a view to the best interests of the Corporation; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.”

     The Company also has an insurance policy covering Directors and Officers of the Company and of its subsidiaries against certain liabilities which might be incurred by them in their capacities as such, but excluding those claims for which such insured persons could be indemnified by the Company or its subsidiaries.

     The plan texts for the AESP and HESP also contain indemnification provisions under which any employee, officer or director acting in a fiduciary or administrative capacity with respect to such plan is indemnified to the extent permitted by law for expenses (including costs and attorney’s fees) actually and necessarily incurred or paid by him in connection with the defense of any action, suit or proceeding in any way relating to or arising from the plan to which he may be made a part by reason of his being or having been so designated, or by reason of any action or omission or alleged action or omission by him in such capacity, and against certain amounts which may be paid by him in reasonable settlement of any such action, suit or proceeding. In cases where such action, suit or proceeding shall proceed to final adjudication, such indemnification shall not extend to matters as to which it shall be adjudged that such employee, officer or director is liable for gross negligence or willful misconduct in the performance of his duties as such.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     3.1 Restated Certificate and Articles of Incorporation of Novelis Inc., previously filed as Exhibit 3.1 to the Form 8-K dated January 7, 2005 and incorporated herein by reference.

     3.2 By-laws of Novelis Inc. are incorporated by reference to Exhibit 3.2 to the Form 10.

     4.1 Shareholder Rights Agreement, previously filed as Exhibit 4.1 to the Form 10 and incorporated herein by reference.

     4.1.1 HESP plan text of January 1, 2000, and amendments thereto.

     4.1.2 AESP plan text of January 1, 2000, and amendments thereto.

     4.1.3 PRSP plan text of January 1, 1979, and amendments thereto.

     5.1 Opinion of David Kennedy, as to the legality of securities.

     23.1 Consent of PricewaterhouseCoopers LLP.

     23.2 Consent of David Kennedy (included in Exhibit 5.1).

     24.1 Power of Attorney (included in signature page of the registration statement).

Item 9. Undertakings

A. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at termination of the offering.

B. The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

v

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Canada, on January 13, 2005.

NOVELIS, INC.
/s/ Brian W. Sturgell
Brian W. Sturgell
Director, Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Kennedy, as his attorneys-in-fact, with full power of substitution, for him in any and all capacities to sign amendments to this registration statement on the Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date	Signature

Date: January 13, 2005	/s/ Brian W. Sturgell Brian W. Sturgell Director, Chief Executive Officer (Principal Executive Officer)

Date: January 13, 2005	/s/ Geoffrey P. Batt Geoffrey P. Batt Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: January 13, 2005	/s/ J.E. Newall J.E. Newall Non-Executive Chairman

Date: January 13, 2005	/s/ Jacques Bougie Jacques Bougie Director

Date: January 13, 2005	/s/ Charles G. Cavell Charles G. Cavell Director

Date: January 13, 2005	/s/ Clarence J. Chandran Clarence J. Chandran Director

Date: January 13, 2005	/s/ C. Roberto Cordaro C. Roberto Cordaro Director

Date: January 13, 2005	/s/ Helmut Eschwey Helmut Eschwey Director

Date	Signature

Date: January 13, 2005	Suzanne Labarge Director

Date: January 13, 2005	/s/ William T. Monahan William T. Monahan Director

Date: January 13, 2005	/s/ Rudulf Rupprecht Rudulf Rupprecht Director

Date: January 13, 2005	/s/ Edward Yang Edward Yang Director

Date: January 13, 2005	/s/ Gordon Becker Gordon Becker Authorized Representative in the United States of America